Contacts: Carol K. Nelson, CEO	CORPORATE INVESTOR RELATIONS
Lars Johnson, CFO	www.stockvalues.com
425.339.5500	206.762.0993
www.cascadebank.com

NEWS RELEASE

CASCADE FINANCIAL REPORTS RECORD FIRST QUARTER PROFITS;

CREDIT QUALITY REMAINS EXCELLENT AS STRONG LOAN GROWTH CONTINUES

Everett, WA - April 25, 2006 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported record first quarter profits. Net income was $3.2 million in the quarter ended March 31, 2006, or $0.32 per diluted share, compared to $3.1 million, or $0.31 per diluted share in the first quarter of 2005. Continued loan growth and a strong increase in recurring service fees were principal drivers of growth in net income. Profit growth was tempered by several one-time items that enhanced revenue last year and the expensing of stock options required by accounting standards starting at the beginning of 2006. Excluding these items, the core business generated a quarterly earnings increase of nearly 16%.

Financial Highlights
(Compared with one year ago)

•	Revenues increased 5% to $10.8 million.

•	Record net income and earnings per diluted share increased 3%.

•	Net income excluding options expense increased 5%.

•	Total loans increased 9% to $924 million.

•	Total assets increased 9% to $1.25 billion.

Other Highlights

•	Continued success of the High Performance Checking (HPC) program contributed to solid increases in personal checking account balances and service fees.

•	Credit quality remained strong, with nonperforming loans dropping to 0.07% of total loans at quarter-end, with a net recovery of $5,000 during the first quarter.

“Snohomish County continues to experience an economic expansion, marked by solid job growth and continued low unemployment,” stated Carol K. Nelson, President and CEO. “In 2005, nearly 16,000 new jobs were created in the county, with the aerospace industry showing particular strength. Construction and manufacturing also remain strong, and life sciences professional services are increasingly important. We are capitalizing on the opportunities in this dynamic market, growing our commercial loan portfolio while maintaining solid credit quality.”

Operating Results

“We are pleased with the record earnings this quarter, which reflects improvements in our core business. Taking into consideration the several non-recurring items in the first quarter of last year, our year-over-year results are more favorable than comparisons at first blush,” Nelson said. “Last year, noninterest income included $275,000 in gains from the termination of interest rate swaps; checking fees included a $96,000 recovery from a vendor; and net interest income included a $48,000 dividend from the FHLB of Seattle. In addition to the one-time gains experienced a year ago, in 1Q 2006 we began expensing stock options, which was a $62,000 expense in the first quarter of this year. Excluding these items, our core business was up nearly 16%.”

“We estimate that the adoption of the accounting standard mandating stock option expensing will reduce our earnings per share by approximately $0.03 a share in 2006,” stated Lars Johnson, Chief Financial Officer. “For comparison purposes, options expense was $53,000 in the first quarter of 2005 and $250,000 ($167,000 net of tax) for all of 2005.”

Revenues (net interest income plus other income) were $10.8 million in the first quarter of 2006, up 5% from $10.4 million a year ago, reflecting growth in net interest income. Net interest income before the provision for loan losses was $9.5 million, up 9% from $8.8 million the first quarter of 2005. While a larger asset base and an ongoing shift to higher-yielding credits contributed to the growth, the improvement was partially offset by rising interest rates that drove up costs.

(more)

Cascade Financial - 1Q06 Results
April 25, 2006

Other income declined by 17% to $1.3 million, from $1.6 million in the first quarter of 2005. This decline was primarily due to the lack of a gain on the rate swap termination that occurred in the first quarter of 2005. Noninterest income was aided in the first quarter of 2006 by the growth in recurring fee income. Total operating expenses were $5.9 million in the first quarter of 2006, up 6% from $5.6 million in the same quarter last year. In addition to the stock option expense, the costs associated with operating the Silver Lake branch, which opened in May 2005, contributed to the rise in noninterest expense.

Balance Sheet Management

Total loans increased 9% in the last year to $924 million compared to $845 million at March 31, 2005, and increased 5% during the first quarter compared to $881 million at December 31, 2005. Core commercial loans, which include construction, business, and commercial real estate loans, increased by 22% to $749 million at the end of the first quarter, from $616 million a year ago. Construction loans grew by 41% to $177 million, and business loans increased by 41% to $424 million. Commercial real estate loans decreased by 22% to $148 million, primarily due to a reclassification of $35.0 million from commercial real estate to business loans. Core commercial loans now account for 81% of total loans, compared to 73% of loans at the end of March 31, 2005.

“Our loan mix indicates that we continue to grow those loan categories in which a community bank can add value. Residential and even multifamily lending have become commoditized businesses, while consumer finance remains extremely competitive,” Johnson said. “We have chosen not to compete seriously in these areas.” Residential loans decreased by 2% to $103 million, reflecting the practice of selling most fixed rate loans upon origination. Multifamily loans dropped 56% to $42 million, largely due to loan sales totaling $35 million and two large pay-offs in the last year. Consumer loans were essentially flat over the year at $30 million..

LOANS ($ in 000s)	March 31, 2006		December 31, 2005		March 31, 2005
Business	$423,954	45.9%	$394,034	44.8%	$301,085	35.6%
R/E Construction	177,158	19.2%	165,957	18.8%	125,275	14.8%
Commercial R/E	147,549	16.0%	141,109	16.0%	189,218	22.4%
Multifamily	41,949	4.5%	52,057	5.9%	94,623	11.2%
Home Equity/Consumer	30,531	3.3%	32,160	3.7%	30,133	3.6%
Residential	102,799	11.1%	95,429	10.8%	105,009	12.4%
Total Loans	$923,940	100.0%	$880,746	100.0%	$845,343	100.0%

On the liability side of the balance sheet, total deposits declined slightly to $780 million, compared to $782 million at the end of March 2005. Total checking balances were up 5% from a year ago, with personal checking up 38%, while business checking was down 11% due to the loss of some larger mortgage banking accounts. Savings and money market accounts remained flat, and time deposits decreased 2% from a year ago.

“We are delighted with the ongoing success of our initiatives to grow personal checking accounts, which brings new customers into the bank, contributes to fee income growth and reduces our reliance on time deposits,” Nelson said. “The program is credited with bringing in $24.7 million in core deposits in the last ten months.”

“While CDs remain an important part of our funding mix, we have let some time deposits run off rather than pay the aggressive rates occasionally available from our competitors,” Nelson said. “Higher checking account balances almost offset the runoff in time deposits, largely due to the ongoing success of our High Performance Checking program. In the first quarter, we opened 787 net new personal checking accounts, compared to 207 net new accounts in the first quarter a year ago. At March 31, 2006, personal checking account balances included HPC balances of $24.7 million.”

DEPOSITS ($ in 000s)	March 31, 2006		December 31, 2005		March 31, 2005
Personal checking accounts	$52,145	6.7%	$46,337	5.8%	$37,694	4.8%
Business checking accounts	69,214	8.9%	74,131	9.4%	77,883	10.0%
Savings and MMDA	199,872	25.6%	196,790	24.7%	200,382	25.6%
CDs	458,762	58.8%	478,510	60.1%	465,838	59.6%
Total Deposits	$779,993	100.0%	$795,768	100.0%	$781,797	100.0%

Stockholders’ equity increased by 10% to $107 million, compared to $97 million at the end of the first quarter last year. Book value per share grew to $11.09 at March 31, 2006, from $10.12 a year ago. Tangible book value was $8.38 at the end of the quarter, up 14% from $7.37 a year prior. With the issuance of $10 million in Trust Preferred Securities (Junior Subordinated Debentures) at the end of the quarter, Cascade

(more)

Cascade Financial - 1Q06 Results
April 25, 2006

remains comfortably “well-capitalized” with a Tier 1 Capital ratio of 8.93%. The Trust Preferred Securities were issued at a rate of 6.65% for five years and then floats at 3 month LIBOR +140 basis points.

Asset Quality

“At year-end, our nonperforming loans (NPAs) had ticked up, although still at a modest level,” Nelson said. “Since that time, we have reduced the balance of nonperforming loans (NPLs) significantly.” At quarter-end, NPLs were $660,000, down from $2.0 million at year-end 2005 and $767,000 at the end of March last year. NPLs represented 0.07% of total loans, versus 0.23% at the end of 2005 and 0.09% of loans at the end of March 2005. Cascade had no Real Estate Owned and Other Repossessed Assets at quarter-end, compared to $101,000 three months earlier and $256,000 at the end of the first quarter last year. A net recovery of $5,000 in the first quarter of 2006 compares with net charge-offs of $127,000 in the same quarter last year.

The provision for loan losses was $250,000 in the first quarter, compared to $245,000 a year ago. At the end of March 2006, the allowance for loan losses had grown to $10.5 million, representing 1.14% of total loans and almost 16 times the level of NPLs.

Net Interest Margin & Interest Rate Risk

“Our net interest margin was pressured by the combination of intense competition for deposits and loans and the Fed’s continuing escalation of short term interest rates,” Johnson said. “While our yield on assets has improved over the last year, our liability costs increased to a greater extent.” The net interest margin was 3.31% in the first quarter of 2006, versus 3.34% a year ago. On a sequential-quarter basis, net interest margin improved two basis points from 3.29% in the fourth quarter of 2005.

“In the near term we expect the pressure on the margin to continue as the Fed remains on the path of elevating the target Fed Funds Rate and loan and deposit pricing competition remains intense,” Johnson continued. “We anticipate the net interest margin will be in the range of 3.25% to 3.40% for the balance of the year.”

	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06
Asset yield	5.89%	5.78%	5.89%	5.90%	5.97%	6.17%	6.33%	6.41%	6.53%
Liability cost	2.76%	2.59%	2.70%	2.80%	2.94%	3.11%	3.28%	3.50%	3.60%

Spread	3.13%	3.19%	3.19%	3.10%	3.03%	3.06%	3.05%	2.91%	2.93%
Margin	3.40%	3.46%	3.48%	3.41%	3.34%	3.38%	3.41%	3.29%	3.31%

Performance Measures

Cascade’s return on tangible equity (ROTE) was 16.0% for the first quarter compared to 17.6% a year ago. Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares, and believes that this provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 12.0% in the first quarter, compared to 12.8% a year ago. The efficiency ratio was 54.2% including option expenses in the quarter ended March 31, 2006, versus 53.5% a year earlier. The efficiency ratio, excluding options expense, would have been 53.6%.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, April 26, at 11:00 am PDT (2:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2211 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11056742#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In August 2005, US Banker magazine ranked Cascade #67 out of the Top Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on three-year average return on equity. The same publication has named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.

(more)

Cascade Financial - 1Q06 Results
April 25, 2006

CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
(Dollars in thousands except per share amounts)	March 31, 2006	December 31, 2005	Month Change	March 31, 2005	Year Change
(Unaudited)
Interest income	$18,787	$18,145	4%	$15,600	20%
Interest expense	9,267	8,880	4%	6,826	36%
Net interest income	9,520	9,265	3%	8,774	9%
Provision for loan losses	250	200	25%	245	2%
Net interest income after provision for loan losses	9,270	9,065	2%	8,529	9%
Other income
Gain on sale of loans	39	160	-76%	30	30%
Gain on sale of securities	-	54	NA	12	NA
Checking fees	756	780	-3%	776	-3%
Service fees	256	244	5%	212	21%
Gain/(loss) on sale of repossessed assets	(27)	-	NA	33	-182%
BOLI	187	192	-3%	188	-1%
Gain on termination of swap	-	-	NA	275	NA
Other	114	72	58%	74	54%
Total other income	1,325	1,502	-12%	1,600	-17%

Total income	10,595	10,567	0%	10,129	5%

Compensation expense	3,159	2,897	9%	3,159	0%
Other operating expenses	2,654	2,708	-2%	2,394	11%

Option expense	62	-	NA	-	NA
Total other expense	5,875	5,605	5%	5,553	6%

Net income before tax	4,720	4,962	-5%	4,576	3%

Income tax expense	1,548	1,546	0%	1,505	3%

Net income	$3,172	$3,416	-7%	$3,071	3%

Net income excluding option expense	$3,234	$3,416	-5%	$3,071	5%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.33	$0.36	-7%	$0.32	3%
Earnings per share, diluted	$0.32	$0.35	-7%	$0.31	3%

Earnings per share, diluted excl. options	$0.33	$0.35	-5%	$0.31	5%

Weighted average number of shares outstanding
Basic	9,616,978	9,595,187		9,574,296
Diluted	9,874,958	9,865,183		9,874,799

(more)

Cascade Financial - 1Q06 Results
April 25, 2006

BALANCE SHEET
(Dollars in thousands except per share amounts)	March 31, 2006	December 31, 2005	Three Month Change	March 31, 2005	One Year Change
(Unaudited)
Cash and due from banks	$15,762	$16,616	-5%	$15,962	-1%
Interest-bearing deposits	1,976	14,493	-86%	44	4,391%

Securities held-to-maturity	98,221	95,122	3%	95,311	3%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Securities available-for-sale	142,030	140,596	1%	123,481	15%
Total securities	252,171	247,638	2%	230,712	9%
Loans
Business	423,954	394,034	8%	301,085	41%
R/E construction	177,158	165,957	7%	125,275	41%
Commercial real estate	147,549	141,109	5%	189,218	-22%
Multifamily	41,949	52,057	-19%	94,623	-56%
Home equity/consumer	30,531	32,160	-5%	30,133	1%
Residential	102,799	95,429	8%	105,009	-2%
Total loans	923,940	880,746	5%	845,343	9%
Deferred loan fees	(3,379)	(3,443)	-2%	(2,873)	18%
Allowance for loan losses	(10,509)	(10,254)	2%	(9,681)	9%
Loans, net	910,052	867,049	5%	832,789	9%
Premises and equipment	12,169	12,270	-1%	12,720	-4%
Real estate/repossessed assets owned	-	101	NA	256	NA
BOLI	17,473	17,313	1%	16,814	4%
Other assets	10,823	10,183	6%	8,641	25%
Goodwill and intangible assets	26,083	26,121	0%	26,248	-1%
Total assets	$1,246,509	$1,211,784	3%	$1,144,186	9%

Deposits
Personal checking accounts	$52,145	$46,337	13%	$37,694	38%
Business checking accounts	69,214	74,131	-7%	77,883	-11%
Savings and money market accounts	199,872	196,790	2%	200,382	0%
Certificates of deposit	458,762	478,510	-4%	465,838	-2%
Total deposits	779,993	795,768	-2%	781,797	0%
FHLB advances	251,000	236,000	6%	221,000	14%
Securities sold under agreement to repurchase	72,047	51,058	41%	20,869	245%
Other liabilities	11,342	8,553	33%	8,422	35%
Jr. Sub. Deb. (Trust Preferred Securities)	25,206	15,212	66%	15,302	65%
Total liabilities	1,139,588	1,106,591	3%	1,047,390	9%

Stockholders' equity
Common stock and paid in capital	38,695	38,245	1%	37,677	3%
Retained earnings	71,154	68,945	3%	61,464	16%
Accumulated comprehensive gain/(loss)	(2,928)	(1,997)	47%	(2,345)	25%
Total stockholders' equity	106,921	105,193	2%	96,796	10%
Total liabilities and stockholders' equity	$1,246,509	$1,211,784	3%	$1,144,186	9%

(more)

Cascade Financial - 1Q06 Results
April 25, 2006

EQUITY
(Dollars in thousands except per share amounts)	March 31, 2006	December 31, 2005	Three Month Change	March 31, 2005
Total equity	$106,921	$105,193	2%	$96,796
Less: goodwill and intangibles	26,083	26,121	0%	26,248
Tangible equity	$80,838	$79,072	2%	$70,548

Common stock outstanding	9,641,195	9,603,787	0%	9,566,844
Book value per common share	$11.09	$10.95	1%	$10.12
Tangible book value per share	$8.38	$8.23	2%	$7.37

	Quarter Ended	Quarter Ended		Quarter Ended
PERFORMANCE MEASURES AND RATIOS	March 31, 2006	December 31, 2005		March 31, 2005
Return on equity	12.03%	13.25%		12.82%
Return on tangible equity	15.99%	17.83%		17.58%
Return on average assets	1.04%	1.14%		1.10%
Efficiency ratio	54.17%	52.20%		53.53%
Net interest margin	3.31%	3.29%		3.34%
Net interest margin-fully tax equivalent	3.33%	3.32%		3.35%
Capital/asset ratio (Tier 1, inc. Jr. Sub Deb)	8.93%	8.12%		7.89%
Tangible cap/asset ratio (ex. Jr. Sub Deb)	6.62%	6.67%		6.31%

ASSET QUALITY
(Dollars in thousands)	March 31, 2006	December 31, 2005		March 31, 2005
Nonperforming loans (NPLs)	$660	$1,987		$767
Nonperforming loans/total loans	0.07%	0.23%		0.09%
Net loan charge-offs (recoveries) in the quarter	$(5)	$27		$127
Net charge-offs/total loans	0.00%	0.00%		0.02%
Allowance for loan losses/total loans	1.14%	1.16%		1.15%
Allowance for loan losses/nonperforming loans	1,592%	516%		1,262%
Real estate/repossessed assets owned	$-	$101		$256
Nonperforming assets	$660	$2,088		$1,023
Nonperforming assets/total assets	0.05%	0.17%		0.09%

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Three Month	Quarter Ended
(Dollars in thousands except per share amounts)	March 31, 2006	December 31, 2005	Change	March 31, 2005
Average assets	$1,218,637	$1,194,006	2%	$1,117,880
Average earning assets	1,151,619	1,126,032	2%	1,052,860
Average total loans	898,228	874,683	3%	823,462
Average deposits	782,460	795,884	-2%	729,462
Average equity	105,449	102,690	3%	96,148
Average tangible equity	79,347	76,620	4%	69,913

(more)

Cascade Financial - 1Q06 Results
April 25, 2006

INTEREST SPREAD ANALYSIS	March 31, 2006	December 31, 2005	March 31, 2005
Yield on loans	7.09%	6.98%	6.44%
Yield on investments	4.52%	4.47%	4.25%
Total asset yield	6.53%	6.41%	5.96%

Cost of deposits	3.03%	2.80%	1.97%
Cost of FHLB advances	4.44%	4.45%	4.67%
Cost of other borrowings	1.91%	2.93%	2.59%
Cost of Jr. Sub. Debentures	8.48%	8.42%	7.18%
Cost of funds	3.60%	3.50%	2.94%

This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade’s management uses these non-GAAP measures in its analysis of the company’s performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

-0-

Note: Transmitted on Business Wire on April 25, 2006, at 1:00 pm PDT.